Exhibit 99.1

Assembly Biosciences appoints biotech veteran alan j. lewis to board of directors

Indianapolis, IN, December 21, 2015 – Assembly Biosciences, Inc. (NASDAQ: ASMB), a biotechnology company developing curative treatments for infectious diseases including hepatitis B virus (HBV) and C. difficile (CDI) infections, today announced the appointment of Alan J. Lewis, PhD, to the company’s board of directors. Dr. Lewis has had a distinguished career in senior management and research & development roles in the pharmaceutical and biotechnology industry for more than 30 years.

“Dr. Lewis brings a wealth of business and scientific experience from his impressive career that includes front line leadership roles in managing large and small biopharmaceutical research organizations and in helping his companies achieve sustained growth, scientific excellence, and innovative global product development,” said Assembly’s Chairman, William Ringo. “Alan’s expertise encompasses a wide range of therapeutic areas and stages of development, including antiviral drug development and microbiome therapeutics. We believe Dr. Lewis will make many substantive contributions to the advancement of our two innovative programs that aim to cure intractable infectious diseases.”

Dr. Lewis is currently President, Chief Executive Officer and a director of Diavacs, a company developing curative treatments for type 1 diabetes. He recently was CEO and a director of Medistem, a developer of stem cell therapies that was acquired by Intrexon. Previously, Dr. Lewis was Chairman, President and CEO of cancer drug developer Ambit Biosciences, which was subsequently acquired by Daiichi Sankyo. Prior to Ambit, Dr. Lewis was President and CEO of the Juvenile Diabetes Research Foundation and President and CEO of stem cell company Novocell. Prior to Novocell, Dr. Lewis served as CEO and a director of Signal Pharmaceuticals until its acquisition by Celgene. Dr. Lewis then was named President of Celgene’s Signal Research division in San Diego, where he directed its integrated drug discovery program in oncology and inflammation and served on Celgene’s Corporate Executive Committee. Dr. Lewis also is on the board of directors for a number of companies, including BioMarin Pharmaceuticals, where he chairs the science and technology committee.

For the 15 years prior to Signal and Celgene, Dr. Lewis held positions of increasing responsibility at Wyeth-Ayerst Research, culminating in his serving as Vice President of Research with responsibility for 550 scientists and staff. Dr. Lewis has contributed to advancing more than 20 molecules into clinical development and overseeing five investigational drugs that have reached the market; he has co-authored over 100 peer reviewed publications and is an inventor on several patents. Dr. Lewis holds a BSc from Southampton University and a PhD from the University of Wales, and he completed his postdoctoral training at Yale University.

Dr. Lewis commented, “Assembly’s commitment to developing curative therapies for hard-to-treat infections, and the innovative science and technology it is applying to these efforts, make this an exciting company with the potential to make a real difference. I look forward to working with the talented Assembly team as it moves its HBV and microbiome programs into clinical development.”

About Assembly Biosciences

Assembly Biosciences, Inc. is a public biotechnology company developing novel oral therapies for the cure of intractable infectious diseases, focusing on hepatitis B virus (HBV) and C. difficile infections (CDI). Assembly’s HBV-Cure research team is discovering and developing multiple drug candidates focused on upstream and downstream targets in the HBV lifecycle for possible use in combination therapy. The goal is to eradicate HBV infection with an orally-administered regimen. Assembly has built a senior scientific team that has over 30 years of combined experience working on HBV. The company’s CDI program is focused on the targeted delivery of microbiome-based therapies in a novel oral formulation to treat recurrent CDI patients. Assembly has a proprietary delivery system, GemicelTM, which allows for targeted delivery of selected GMP-manufactured bacteria to the lower gastrointestinal tract, and it has built a team of world-class microbiome scientists from academia and industry to help advance this innovative program. For more information visit assemblybio.com.

Cautionary Statement Regarding Forward-Looking Statements

The information provided herein contains estimates and other forward-looking statements regarding future events, including statements about the therapeutic potential of our HBV and CDI programs. Such statements, which we intend to be covered by the safe harbor provisions contained in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include, among others: our ability to retain necessary employees and to staff our operations appropriately; the components, timing, cost and results of clinical trials and other development activities involving our product candidates; the unpredictability of the preclinical and clinical development of our product candidates and of the duration and results of regulatory review of those candidates by the FDA and foreign regulatory authorities; our anticipated capital expenditures, our estimates regarding our capital requirements, and our need for future capital; and the possible impairment of, or inability to obtain, intellectual property rights and the costs of obtaining such rights from third parties. These and other potential risks and uncertainties that could cause actual results to differ from the results predicted are more fully detailed under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2014, and other reports filed with the Securities and Exchange Commission. It is not possible for Assembly management to predict all risks nor can Assembly assess the impact of all factors on its business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements Assembly may make. In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this press release may not occur and actual results could differ materially and adversely from those anticipated. Except as required by law, we assume no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts
Corporate:	Media:
Assembly Biosciences, Inc.	BLL Partners LLC
David Barrett	Barbara Lindheim
646-706-5208	212-584-2276
dbarrett@assemblybio.com	blindheim@bllbiopartners.com